Exhibit 8.1

Re: Tax Opinion

Ladies and Gentlemen:

We are acting as U.S. federal tax counsel to Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus, relating to the registration of common units representing limited partner interests in the Partnership (the “Common Units”) having an aggregate sale price of up to $100,000,000. The Common Units will be issued and sold from time to time pursuant to the Registration Statement and an Equity Distribution Agreement, to be entered into by and among the Partnership and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Evercore Group L.L.C., each acting as agent for the Partnership in connection with the offering and sale of any Common Units, in one or more transactions deemed to be “at the market” offerings under Rule 415 of the Securities Act. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement (the “Discussion”). We hereby confirm the specific opinions set forth in the Discussion, qualified by the limitations contained in the Discussion. All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Registration Statement, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those U.S. federal income tax matters for which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), the representations made by the Partnership in the Suburban Propane Partners, L.P. Section 7704 Certificate dated as of the date hereof, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein, and we do not undertake to advise you of any changes in applicable tax laws or authorities upon which our opinion is based. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. By giving these consents, we do not admit that we are experts within the meaning of Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Proskauer Rose LLP